Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 25, 2025, with respect to the consolidated financial statements of Webull Corporation, appearing in the Annual Report on Form 20-F of Webull Corporation for the year ended December 31, 2024, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
April 30, 2025